Contact:	William J. Coote
Treasurer
212-886-0614
bill.coote@bowne.com

For Immediate Release

Bowne Announces Third Quarter Results
 Transactional Financial Print Revenue Highest Since Q2 2002

NEW YORK, October 29, 2003 — Bowne & Co., Inc. (NYSE: BNE) today announced net loss for the third quarter ended September 30, 2003 of $1,209,000, or $0.04 per share, versus net income of $4,649,000, or $0.13 per share, for the comparable quarter last year. The results for the 2003 quarter include restructuring charges, net of tax, of $3,283,000 or $0.10 per share while the 2002 third quarter includes one-time items, primarily gains on sale of certain assets, totaling $9.2 million, net of tax, or $.27 per share. This results in pro forma per share earnings of $.06 in 2003 as compared to a loss per share of $.14 in 2002. (See page 8, Pro forma supplemental income information.)

Third quarter 2003 revenues were $249,979,000 compared to $214,156,000 for the same period last year. This increase, which includes revenues from acquisitions by both Bowne Business Solutions and Global Solutions, is across each of the business segments. Overall, non-transactional revenues were 70% of Bowne’s total revenues.

On a pre-tax basis, restructuring costs amounted to $4,158,000, of which $1.7 million related to severance costs and $2.5 million related to other cost reductions and integration costs associated with the acquisition of Berlitz GlobalNet by the company’s Globalization unit.

For the nine months ended September 30, 2003, net loss was $5,204,000, or $0.15 per diluted share, versus net income of $19,258,000 or $0.54 per share for the same period last year. The 2003 nine-month results include restructuring charges, net of tax, of $12,941,000 or $0.37 per diluted share. Revenue for the nine months ended September 30, 2003 was $813,443,000, up 6% from $767,107,000 reported a year earlier.

“We are pleased with the $.20 per share year-over-year improvement in pro forma operating results experienced in the third quarter and are cautiously optimistic about the fourth quarter. We are starting to see momentum in our transactional financial print business as the capital markets activity is building. This quarter’s transactional print revenues were at their highest level since Q2 2002 and Q1 2001 before that. Our market leadership continues to serve us well and we are extremely pleased with the fact that Financial Print segment profit, as compared to the third quarter of 2002, has increased in correlation with our revenue, the direct result of our aggressive cost reductions,” said Bowne chairman and chief executive officer Robert M. Johnson.

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Johnson continued, “We are committed to reviewing our operations and managing our costs in each of our businesses as we continue to develop and improve upon a more efficient operating model that both leverages our technology investments and more variable cost components. While this effort resulted in greater than forecasted restructuring and integration charges this quarter, and will in the fourth quarter as well, our 2004 results are expected to show improved margins as a result.”

"Bowne Global Solutions’ (BGS) continued to benefit from our acquisition of Berlitz GlobalNet at the end of the third quarter of 2002 and for the third consecutive quarter achieved profit improvement. We are pleased with the progress of our integration efforts, and our further client diversification; however, we are not satisfied with segment profit margins, and we continue to examine our costs and infrastructure which will result in additional restructuring charges. These efforts are evidenced by the restructuring and integration charges in the quarter of $2.9 million related to this continuing effort in BGS. We continue our sales focus to sign new business outside of the IT market and as the recently announced signings of BKK AS, the United States Department of Justice, the Irish Department of Justice and SAAB indicate—our efforts have been successful, particularly in interpretation and translation services.”

Bowne president Carl J. Crosetto commented on the performance of Bowne Business Solutions (BBS). “We have historically experienced a slight, seasonal downturn in revenue in the third quarter, however, we are encouraged by the improvement in the segment profit as a percent of revenue over the last 5 quarters. Importantly, during the third quarter BBS secured 15 new outsourcing contracts as we continue to strengthen our market leadership in the legal industry. The release of RapidViewTM, which permits law firms to collaboratively view, search and store electronic document and data files online, while reducing the time and costs associated with document discovery, adds to our suite of services to the legal industry. We also saw a pick-up in the levels of document creation activity at our Investment Banking clients in September, the first such improvement that we have seen in over two years and that could signal the beginning of improving results in that important vertical.”

“Our digital print group within Bowne Financial Print is continuing to build momentum particularly in the area of customized and personalized enrollment and investor kits as production volumes continue to be approximately 70% higher than in 2002,” Johnson said.

Johnson said Bowne also continues to focus on cash flow and managing receivables. Average days outstanding improved 4 days to 67 days in 2003. With the increased accounts receivable due to revenue growth and the funding of restructuring charges, cash used by operations for the nine months ended September 2003 was approximately $37.2 million versus cash provided by operations in 2002 of $29.0 million. Financial printing work-in-process inventories decreased 3% to $15.6 million in 2003 from September 2002.

Business Outlook

The company noted that forward-looking statements for future performance like the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

For the year 2003, the company expects improved results over 2002. The results for the fourth quarter are expected to be significantly improved over last year.

2003

	4th Quarter	Full-year

Revenue, approximately	$245 to $260 million	$1.06 billion
Depreciation and amortization, approximately	$11 million	$44 million
Restructuring and integration charges, approximately	$7 million	$26 million
Operating income, approximately	$2-8 million	$5-11 million
Operating income, excluding restructuring and integration charges, approximately	$9-15 million	$31-37 million
Interest expense, approximately	$2-3 million	$10-11 million
Diluted (loss) earnings per share, in the range of	$(0.06) to $0.04	$(0.21) to $(0.11)
Diluted earnings per share, excluding restructuring and integration charges, in the range of	$0.08 to $0.18	$0.30 to $0.40
Capital expenditures, approximately	$7 million	$25 million

Bowne & Co. will hold its earnings conference call to review the third quarter results and to discuss the fourth quarter business outlook on Thursday, October 30, 2003, at 11 a.m. ET. To join the web cast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 888-4034 (domestic) or (719) 867-0680 (international) and ask for the Bowne teleconference.

Bowne & Co., Inc., established in 1775, is a global leader in delivering high-value document management solutions that empower our clients’ communications.

•	Bowne Financial Print, the world’s largest financial printer, offers the most comprehensive array of transactional and compliance-related services to create, manage, translate and distribute mission-critical documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications, enabling clients to strengthen their customer relationships and increase market leadership.

•	Bowne Business Solutions delivers a full array of business process outsourcing services in word processing, desktop publishing, information technology, litigation resource management and office document services.

•	Bowne Global Solutions offers a broad range of globalization/localization services to help companies adapt communications developed in one country to meet the social, cultural and business requirements for successful distribution in another.

Bowne & Co. Inc., www.bowne.com, combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world.

[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended September 30,

(in thousands, except per share information)	Quarter		Year-to-Date

	2003	2002	2003	2002

Revenue	$249,979	$214,156	$813,443	$767,107
Expenses:
Cost of revenue	167,882	149,542	549,782	504,726
Selling and administrative	64,580	59,578	208,822	206,933
Depreciation	9,989	10,033	30,103	31,351
Amortization	893	430	2,730	1,290
Restructuring, integration and asset impairment charges	4,158	3,605	18,967	3,605

	247,502	223,188	810,404	747,905

Operating income (loss)	2,477	(9,032)	3,039	19,202
Interest expense	(3,202)	(1,844)	(8,174)	(4,951)
Gain on sale of certain printing assets	—	14,869	—	14,869
Gain on sale of building	—	4,889	—	4,889
Other income (expense), net	949	(683)	391	(224)

Income (loss) before income taxes	224	8,199	(4,744)	33,785
Income tax expense	(1,433)	(3,550)	(460)	(14,527)

Net (loss) income	$(1,209)	$4,649	$(5,204)	$19,258

Total (loss) earnings per share:
Basic	$(0.04)	$0.14	$(0.15)	$0.58
Diluted	$(0.04)	$0.13	$(0.15)	$0.54
Weighted average shares outstanding:
Basic	33,782	33,531	33,666	33,444
Diluted	35,568	34,654	34,947	34,822
Dividends per share	$0.055	$0.055	$0.165	$0.165

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands)	2003	2002

	(unaudited)
Assets
Cash and marketable securities	$16,547	$34,695
Accounts receivable, net	228,140	176,984
Inventories	22,427	19,555
Prepaid expenses and other current assets	24,681	30,599

Total current assets	291,795	261,833

Property, plant and equipment, net	139,268	151,557
Goodwill and other intangibles, net	275,630	267,959
Other assets	37,889	23,053

Total assets	$744,582	$704,402

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$728	$497
Accounts payable and accrued liabilities	157,642	178,997

Total current liabilities	158,370	179,494

Long-term debt	188,187	142,708
Deferred compensation and other	56,076	45,880
Stockholders’ equity	341,949	336,320

Total liabilities and stockholders’ equity	$744,582	$704,402

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,

(in thousands)	2003	2002

Cash flows from operating activities:
Net (loss) income	$(5,204)	$19,258
Depreciation and amortization	32,833	32,641
Asset impairment charges and other non-cash charges	1,212	1,300
Gain on sale of certain printing assets	—	(14,869)
Gain on sale of building	—	(4,889)
Cash used in discontinued operations	(1,241)	(1,959)
Changes in other assets and liabilities, net of non-cash transactions	(64,757)	(2,498)

Net cash (used in) provided by operating activities	(37,157)	28,984

Cash flows from investing activities:
Purchase of property, plant and equipment	(18,153)	(23,541)
Acquisitions of businesses, net of cash acquired	—	(56,750)
Proceeds from sale of certain printing assets	—	14,500
Proceeds from sale of building	—	8,295
Other	1,040	668

Net cash used in investing activities	(17,113)	(56,828)

Cash flows from financing activities:
Proceeds from borrowings	261,106	307,527
Payment of debt	(220,865)	(256,885)
Proceeds from stock options exercised	3,173	2,741
Payment of dividends	(5,551)	(5,517)

Net cash provided by financing activities	37,863	47,866

Net (decrease) increase in cash and cash equivalents	$(16,407)	$20,022
Cash and Cash Equivalents—beginning of period	32,881	27,769

Cash and Cash Equivalents—end of period	$16,474	$47,791

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)

Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measures are segment profit and segment profit less depreciation expense. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses, plus the Company’s equity share of income (losses) associated with a joint venture investment in the outsourcing segment. Segment performance is evaluated exclusive of interest, income taxes, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, other expenses and other income. Therefore, this information is presented in order to reconcile to income (loss) before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) restructuring, integration and asset impairment charges, and (iii) other expenses and other income.

	For Periods Ended September 30,

	Quarter		Year-to-Date

(in thousands)	2003	2002	2003	2002

Revenues:
Financial Printing	$136,058	$130,205	$458,043	$511,879
Outsourcing	62,111	57,940	190,425	175,798
Globalization	51,810	26,011	164,975	79,430

	$249,979	$214,156	$813,443	$767,107

Segment profit (loss):
Financial Printing	14,265	8,503	47,612	62,170
Outsourcing	4,246	3,543	10,801	11,881
Globalization	2,878	(1,723)	9,185	(4,452)
Corporate/Other (see detail below)	(7,081)	10,183	(31,335)	1,778

	14,308	20,506	36,263	71,377

Depreciation expense:
Financial Printing	6,817	7,253	20,775	22,962
Outsourcing	1,037	961	3,059	2,988
Globalization	1,721	1,277	5,026	3,777
Corporate/Other	414	542	1,243	1,624

	9,989	10,033	30,103	31,351

Segment profit (loss) less depreciation:
Financial Printing	7,448	1,250	26,837	39,208
Outsourcing	3,209	2,582	7,742	8,893
Globalization	1,157	(3,000)	4,159	(8,229)
Corporate/Other	(7,495)	9,641	(32,578)	154

	4,319	10,473	6,160	40,026
Amortization	(893)	(430)	(2,730)	(1,290)
Interest	(3,202)	(1,844)	(8,174)	(4,951)

Income (loss) before income taxes	$224	$8,199	$(4,744)	$33,785

Corporate/Other (by type):
Shared corporate expenses	$(3,389)	$(5,287)	$(11,789)	$(14,151)
Other income (expense), net	466	19,075	(579)	19,534
Restructuring charges, integration costs and asset impairment charges	(4,158)	(3,605)	(18,967)	(3,605)

	$(7,081)	$10,183	$(31,335)	$1,778

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
(unaudited)

Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, gains on sales or dispositions of assets and investments, and one-time financing costs. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

		For the Periods Ended September 30,

		Quarter		Year-to-Date

(in thousands, except per share information)		2003	2002	2003	2002

Net (loss) income		$(1,209)	$4,649	$(5,204)	$19,258
Add back (subtract):
Restructuring, integration and asset impairment charges, net of tax	(1)	3,283	2,055	12,941	2,055
Gain on disposition of investments, net of tax	(2)	(429)	—	(429)	—
One-time financing cost expenses, net of tax	(3)	484	—	484	—
Gain on the sale of certain printing assets, net of tax	(4)	—	(8,475)	—	(8,475)
Gain on sale of building, net of tax	(5)	—	(2,787)	—	(2,787)

Net income (loss), pro forma		$2,129	$(4,558)	$7,792	$10,051

(Loss) earnings per share:
Basic		$(0.04)	$0.14	$(0.15)	$0.58

Diluted		$(0.04)	$0.13	$(0.15)	$0.54

Earnings (loss) per share—pro forma:
Basic		$0.06	$(0.14)	$0.23	$0.30

Diluted		$0.06	$(0.14)	$0.22	$0.27

Weighted average shares outstanding:
Basic		33,782	33,531	33,666	33,444
Diluted		35,568	34,654	34,947	34,822

(1)	In 2003, restructuring, integration and asset impairment charges of $4.2 million for the third quarter and $19.0 million year-to-date are net of tax benefit of $0.9 million and $6.1 million, respectively. In 2002, the restructuring, integration and asset impairment charges of $3.6 million are net of a tax benefit of $1.5 million.

(2)	Represents gain on the disposition of long-term investments of $0.7 million, net of tax of $0.3 million.

(3)	Expenses related to the prepayment and amendment of the Company’s Revolving Credit Facility and certain Private Placement Notes of $0.8 million are net of a tax benefit of $0.3 million.

(4)	In 2002, the gain on the sale of certain printing assets of $14.9 million is net of tax of $6.4 million.

(5)	In 2002, the gain on the sale of the Chicago building of $4.9 million is net of tax of $2.1 million.